Exhibit 99.1

CONTACT:	Louis J. Beierle, First Vice President, Investor Relations
Hudson City Bancorp, Inc.
West 80 Century Road, Paramus, New Jersey 07652
TELEPHONE:	(201) 967-8290
E-MAIL:	ljbeierle@hcsbnj.com

HUDSON CITY BANCORP, INC. REPORTS
RECORD 2004 THIRD QUARTER EARNINGS

19th Consecutive Quarterly Dividend Increase to $0.19 Per Common Share

Branch Expansion Plans Announced

Paramus, New Jersey, October 28, 2004 - Hudson City Bancorp, Inc. (NASDAQ: HCBK), the holding company for Hudson City Savings Bank, reported today the results of its operations for the three- and nine-month periods ended September 30, 2004. Net income was $62.0 million for the third quarter of 2004, an increase of $11.7 million, or 23.3%, compared with net income of $50.3 million for the third quarter of 2003. Basic and diluted earnings per common share were $0.35 and $0.34, respectively, for the third quarter of 2004 compared with basic and diluted earnings per common share of $0.28 and $0.27, respectively, for the third quarter of 2003. Hudson City Bancorp’s annualized return on average stockholders’ equity and annualized return on average assets for the third quarter of 2004 were 18.98% and 1.31%, respectively, compared with 14.74% and 1.28%, respectively, for the third quarter of 2003.

Net income was $176.7 million for the nine-month period ended September 30, 2004, an increase of $21.7 million, or 14.0%, compared with net income of $155.0 million for the nine-month period ended September 30, 2003. Basic and diluted earnings per common share were $0.98 and $0.95, respectively, for the first nine months of 2004 compared with basic and diluted earnings per common share of $0.85 and $0.83, respectively, for the first nine months of 2003. Hudson City Bancorp’s annualized return on average stockholders’ equity and annualized return on average assets for the nine-month period ended September 30, 2004 were 17.55% and 1.29%, respectively, compared with 15.34% and 1.37%, respectively, for the nine-month period ended September 30, 2003.

“Our record quarterly earnings of $62.0 million were the result of our ability to grow interest-earning assets, primarily first mortgage loans, in keeping with our traditional thrift business model, while controlling operating expenses,” said Ronald E. Hermance, Jr., President and Chief Executive Officer. “The quarterly results are yet another example of the value this organization continues to generate for our shareholders,” added Mr. Hermance.

Dividend Declared

The Board of Directors declared a quarterly cash dividend of $0.19 per common share, representing an increase from the cash dividend of $0.18 per common share declared during the previous quarter. The cash dividend is payable on December 1, 2004 to stockholders of record at the close of business on November 5, 2004.

Branch Expansion

Hudson City plans to expand its branch network into Staten Island, NY, in the first half of 2005. This expansion will compliment the 84 branches currently in New Jersey, as well as the two additional planned branches in New Jersey and the five planned branches in Suffolk County, NY. “We are entering new markets which present significant opportunities for the expansion of our traditional thrift business model. We believe we can provide value to the customers in these communities in the form of competitive interest rates, a broad range of desirable products and quality customer service,” said Mr. Hermance.

Statement of Financial Condition Summary

Total assets increased $2.29 billion, or 13.4%, to $19.32 billion at September 30, 2004 from $17.03 billion at December 31, 2003. The increase in total assets primarily reflected a $1.96 billion increase in loans and a $651.4 million increase in investment securities.

Hudson City Bancorp originated and purchased first mortgage loans of approximately $1.11 billion and $2.36 billion, respectively, for the nine-month period ended September 30, 2004 compared with $1.77 billion and $1.79 billion, respectively, for the corresponding period in 2003. Loan originations and purchases were exclusively in one- to four-family mortgage loans. The larger volume of purchased mortgage loans, when compared to originated loans, allowed us to grow and geographically diversify our mortgage loan portfolio at a relatively low overhead cost while maintaining our traditional thrift business model. Included in mortgage loan originations were refinanced mortgage loans of $120.7 million for the first nine months of 2004. Modifications of existing mortgage loans during the first nine months of 2004, which are not included in mortgage loan originations, amounted to $200.5 million.

The growth in investment securities reflected a $1.17 billion increase in investment securities held to maturity, partially offset by a $518.2 million decrease in investment securities available for sale due to calls during the low short-term interest rate environment in the first quarter of 2004 and the reinvestment of part of the resulting cash flows into investment securities held to maturity. Of the agency securities purchased and classified as held to maturity, $546.6 million have step-up features, where the interest rate is increased on scheduled future dates. These securities have call options that are generally effective prior to the initial rate increase but after an initial non-call period of three months to one year. The initial rate for the securities purchased was higher than interest rates on similar agency securities offered at the time of purchase without the step-up feature. The rate increases are at least one percent per adjustment and are fixed over the life of the security. Overall, our mortgage-backed securities portfolio remained relatively stable, decreasing $205.2 million to an aggregate balance of $5.22 billion at September 30, 2004.

Total liabilities increased $2.27 billion, or 14.5%, to $17.97 billion at September 30, 2004 from $15.70 billion at December 31, 2003. The increase in total liabilities primarily reflected a $741.9 million increase in total deposits and a $1.50 billion increase in borrowed funds. The increase in total deposits primarily reflected a $1.10 billion increase in our interest-bearing High Value Checking account during the first nine months of 2004 to $3.81 billion. The increase in borrowed funds over the nine-month period ended September 30, 2004 was the result of securing $3.05 billion of new borrowings with initial reprice dates ranging from one month to four years, partially offset by calls of borrowed funds in an aggregate amount of $1.55 billion.

Total stockholders’ equity increased $26.7 million, or 2.0%, to $1.36 billion at September 30, 2004 from $1.33 billion at December 31, 2003. The increase in stockholders’ equity was primarily due to net income of $176.7 million for the first nine months of 2004, a $5.3 million increase due to the exercise of 741,884 stock options, a $20.3 million permanent tax benefit due to the exercise of stock options and the vesting of employee stock benefit plans, and a $14.7 million increase due to the commitment of shares for our employee stock benefit plans. The increase in stockholders equity also reflected a $7.6 million increase in accumulated other comprehensive income, primarily due to an increase in the fair value of our fixed-rate available for sale investment portfolio, reflecting decreases in longer term interest rates during the third quarter of 2004.

These increases to stockholders’ equity were partially offset by repurchases of 4.6 million shares of our common stock at an aggregate cost of $160.7 million, purchases of 200,000 shares of common stock for our recognition and retention plan at an aggregate cost of $7.3 million and cash dividends declared and paid to common stockholders of $29.8 million. As of September 30, 2004 there remained approximately 3.1 million shares authorized to be purchased under our current stock repurchase program. The amount of the cash dividend paid to common stockholders reflected the waiver of receipt of the dividend by Hudson City, MHC, the majority stockholder of Hudson City Bancorp. Our stockholders’ equity to asset ratio at September 30, 2004 was 7.02%.

Statement of Income Summary

Short-term market interest rates increased during the third quarter of 2004, while long-term rates decreased during this same period, thus flattening the market yield curve. Total interest and dividend income for the three months ended September 30, 2004 increased $47.6 million, or 25.5%, to $234.3 million compared with $186.7 million for the three months ended September 30, 2003. This increase was primarily due to a $3.29 billion, or 21.4%, increase in the average balance of interest-earning assets to $18.65 billion for the three months ended September 30, 2004 from $15.36 billion for the three months ended September 30, 2003, reflecting our planned balance sheet growth. Also contributing to the growth in interest and dividend income was a 16 basis point increase in the annualized weighted average yield on total average interest-earning assets to 5.02% for the third quarter of 2004 compared with 4.86% for the third quarter of 2003. This increase in yield reflected the overall increase in long-term market interest rates experienced during second quarter of 2004, the continued growth of our interest-earning assets during that period and the lower dollar amount of net premium amortization in the third quarter of 2004 when compared to the third quarter of 2003.

The $41.4 million increase in interest and fees on mortgage loans was due to the growth in the average balance of $3.31 billion. The $10.1 million increase in interest and dividends on total investment securities was primarily due to growth in the average balance of $839.3 million, which reflected the investment of certain of the cash flows from the high level of prepayment activity on our mortgage-related assets in 2003 into investment securities, and the decision to shorten the overall weighted-average life of our assets by investing in callable securities with initial call dates of three months to one year and final maturity dates of five to seven years. The $4.5 million decrease in interest on mortgage-backed securities was primarily due to a $747.3 million decrease in the average balance due to high levels of prepayment activity in 2003, sales of mortgage-backed securities, and the subsequent reinvestment of part of these proceeds into first mortgage loans or investment securities.

Total interest and dividend income for the nine months ended September 30, 2004 increased $90.2 million, or 15.6%, to $668.1 million compared with $577.9 million for the nine months ended September 30, 2003. This increase was primarily due to a $3.08 billion, or 20.8%, increase in the average balance of interest-earning assets to $17.88 billion for the nine months ended September 30, 2004 from $14.80 billion for the nine months ended September 30, 2003, reflecting our planned balance sheet growth. Offsetting the effect of the increase in the average balance of interest-earning assets was a 23 basis point decrease in the annualized weighted average yield on total average interest-earning assets to 4.98% for the first nine months of 2004 compared with 5.21% for the first nine months of 2003. This decrease in yield reflected the overall decrease in long-term market interest rates experienced during 2003 and the first quarter of 2004, and the continued growth of our interest-earning assets during that period.

The $84.9 million increase in interest and fees on mortgage loans was primarily due to the growth in the average balance of $2.71 billion. The $31.7 million increase in interest and dividends on total investment securities was primarily due to growth in the average balance of $1.04 billion, which reflected the investment of certain of the cash flows from the high level of prepayment activity on our mortgage-related assets in 2003 into investment securities, and the decision to shorten the overall weighted-average life of our assets by investing in callable securities with initial call dates of three months to one year and final maturity dates of five to seven years. The $23.6 million decrease in interest on mortgage-backed securities was primarily due to a $607.2 million decrease in the average balance due to high levels of prepayment activity in 2003, sales of mortgage-backed securities, and the subsequent reinvestment of part of these proceeds into first mortgage loans or investment securities.

Total interest expense for the three months ended September 30, 2004 increased $18.3 million, or 19.9%, to $110.3 million compared with $92.0 million for the three months ended September 30, 2003. This increase was due to a $3.27 billion, or 23.7%, increase in the average balance of total interest-bearing liabilities to $17.08 billion for the three months ended September 30, 2004 compared with $13.81 billion for the corresponding period in 2003. The increase in the average balance of interest-bearing liabilities was primarily used to fund our growth initiatives. Partially offsetting the effect of the increase in the average balance was a 7 basis point decrease in the annualized weighted-average cost of total interest-bearing liabilities to 2.57% for the three-month period ended September 30, 2004 compared with 2.64% for the three-month period ended September 30, 2003. The lower annualized weighted-average cost of total interest-bearing liabilities was primarily due to the growth of our interest-bearing liabilities during the low interest rate environment experienced during 2003 and the first three months of 2004.

The $9.5 million increase in interest expense on interest-bearing demand deposits for the three months ended September 30, 2004 was due to a $1.59 billion increase in the average balance of interest-bearing demand deposits due to the growth of our High Value Checking account product, and a 12 basis point increase in the annualized weighted-average cost due to the increasing short-term interest rate environment that began in the second quarter of 2004. The $14.4 million increase in interest expense on borrowed funds was primarily due to an increase in the average balance of borrowed funds of $2.24 billion, notwithstanding a 49 basis point decrease in the annualized weighted-average cost of borrowed funds, due to the low market interest rate environment during 2003 and the first quarter of 2004. The $5.6 million decrease in interest expense on time deposits was primarily due to an 18 basis point decrease in the annualized weighted-average cost of such deposits, due to the low market interest rate environment during 2003 and the first quarter of 2004, and a $524.4 million decrease in the average balance that we believe was primarily due to transfers from time deposits to our High Value Checking product.

Total interest expense for the nine months ended September 30, 2004 increased $27.1 million, or 9.6%, to $309.6 million compared with $282.5 million for the nine months ended September 30, 2003. This increase was due to a $3.07 billion, or 23.2%, increase in the average balance of total interest-bearing liabilities to $16.33 billion for the nine months ended September 30, 2004 compared with $13.26 billion for the corresponding period in 2003. The increase in the average balance of interest-bearing liabilities was primarily used to fund our growth initiatives. Partially offsetting the effect of the increase in the average balance was a 32 basis point decrease in the annualized weighted-average cost of total interest-bearing liabilities to 2.53% for the nine-month period ended September 30, 2004 compared with 2.85% for the nine-month period ended September 30, 2003. The lower annualized weighted-average cost of total interest-bearing liabilities was primarily due to the growth of our interest-bearing liabilities during the low interest rate environment experienced during 2003 and the first three months of 2004.

The $24.8 million increase in interest expense on interest-bearing demand deposits for the nine months ended September 30, 2004 was primarily due to a $1.63 billion increase in the average balance of interest-bearing demand deposits due to the growth of our High Value Checking account product, notwithstanding an 11 basis point decrease in the annualized weighted-average cost. The $31.5 million increase in interest expense on borrowed funds was primarily due to an increase in the average balance of borrowed funds of $1.94 billion, notwithstanding a 67 basis point decrease in the annualized weighted-average cost of borrowed funds. The $26.8 million decrease in interest expense on time deposits was primarily due to a 41 basis point decrease in the annualized weighted-average cost of such deposits, due to the low market interest rate environment, and a $510.5 million decrease in the average balance that we believe is primarily due to transfers from time deposits to our High Value Checking product.

Net interest income for the three months ended September 30, 2004 increased $29.3 million, or 30.9%, to $124.0 million compared with $94.7 million for the corresponding period in 2003. The increase in net interest income reflected, in part, our overall balance sheet growth. Our net interest rate spread, determined by subtracting the annualized weighted-average cost of total interest-bearing liabilities from the annualized weighted-average yield on total interest-earning assets, was 2.45% for the third quarter of 2004 compared with 2.22% for the corresponding period in 2003. For the third quarter of 2004, our net interest margin, determined by dividing annualized net interest income by total average interest-earning assets, was 2.67% compared with 2.49% for the corresponding 2003 period.

Net interest income for the nine months ended September 30, 2004 increased $63.2 million, or 21.4%, to $358.5 million compared with $295.3 million for the corresponding period in 2003 reflecting, in part, our overall balance sheet growth. Our net interest rate spread was 2.45% for the first nine months of 2004 compared with 2.36% for the corresponding period in 2003. For the first nine months of 2004, our net interest margin was 2.67% compared with 2.65% for the corresponding 2003 period. It is anticipated that overall market interest rates will increase in future periods, and that the short-term interest rates will increase faster than the long-term interest rates, thus further flattening the market yield curve. If this occurs, the resulting interest rate environment would likely have a negative impact on our results of operations as our interest-bearing liabilities generally price off short-term interest rates, while our interest-earning assets generally price off long-term interest rates.

The provision for loan losses was $225,000 for the three-month periods ended September 30, 2004 and 2003. For the nine-month periods ended September 30, 2004 and 2003, the provision for loan losses was $675,000. Net charge-offs for the first nine months of 2004 were $12,000 compared with net charge-offs of $77,000 for the corresponding 2003 period. The allowance for loan losses increased $663,000 to $27.2 million at September 30, 2004 compared with $26.5 million at December 31, 2003. Non-performing loans at September 30, 2004 were $23.3 million compared with $20.3 million at December 31, 2003. The ratio of non-performing loans to total loans was 0.22% at September 30, 2004 compared with 0.23% at December 31, 2003. The ratio of allowance for loan losses to total non-performing loans was 116.62% at September 30, 2004 compared with 131.09% at December 31, 2003.

Total non-interest income for the three months ended September 30, 2004 was $4.9 million compared with $9.4 million for the corresponding 2003 period. Total non-interest income for the nine months ended September 30, 2004 was $12.4 million compared with $24.8 million for the corresponding 2003 period. These decreases in total non-interest income reflected decreases in gains on securities transactions, net, due to enhanced opportunities to realize gains during 2003 due to a declining interest rate environment. The cash flows from the sales of these securities were reinvested in first mortgage loans and fixed-rate securities with shorter maturities.

Total non-interest expense for the three months ended September 30, 2004 and 2003 was $28.9 million and $25.6 million, respectively, primarily reflecting the increases in expense related to our employee stock benefit plans and staff increases. Our efficiency ratio for the three months ended September 30, 2004, determined by dividing total non-interest expense by the sum of net interest income and total non-interest income, was 22.42% compared with 24.60% for the corresponding 2003 period. Our annualized ratio of non-interest expense to average total assets for the three months ended September 30, 2004 was 0.61% compared with 0.65% for the corresponding period in 2003.

Total non-interest expense for the nine months ended September 30, 2004 and 2003 was $87.1 million and $76.0 million, respectively, primarily reflecting the increases in expense related to our employee stock benefit plans. Our efficiency ratio for the nine months ended September 30, 2004 was 23.49% compared with 23.75% for the corresponding 2003 period. Our annualized ratio of non-interest expense to average total assets for the nine months ended September 30, 2004 was 0.64% compared with 0.67% for the corresponding period in 2003. Non-interest expense consists primarily of compensation and employee benefits, net occupancy expense and other expenses.

Income tax expense for the three months ended September 30, 2004 was $37.7 million compared with $28.0 million for the corresponding 2003 period. Our effective tax rate for the three months ended September 30, 2004 and 2003 was 37.83% and 35.79%, respectively. Income tax expense for the nine months ended September 30, 2004 was $106.4 million compared with $88.4 million for the corresponding 2003 period. Our effective tax rate for the nine months ended September 30, 2004 and 2003 was 37.60% and 36.33%, respectively. These increases in income tax expense were primarily due to increases in income before income tax. The increases in the effective tax rates were primarily due to the expense of the employee stock ownership plan, which is not fully deductible for income tax purposes.

Hudson City Bancorp maintains its corporate offices in Paramus, New Jersey. Hudson City Savings Bank, a well-established community financial institution serving its customers since 1868, is the largest savings bank based in New Jersey. Hudson City Savings currently has 1,058 full-time equivalent employees. The Federal Deposit Insurance Corporation insures Hudson City Savings’ deposits.

This release may contain certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.” Examples of forward looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Hudson City Bancorp that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic and market conditions, legislative and regulatory conditions, changes in interest rates that adversely affect Hudson City Bancorp’s interest rate spread, changes in deposit flows, loan demand or real estate values and other economic, governmental, competitive, regulatory and technological factors that may affect Hudson City Bancorp’s operations.

TABLES FOLLOW

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Statements of Financial Condition

	September 30,	December 31,
	2004	2003
	(Unaudited)
	(In thousands)
Assets:
Cash and due from banks	$124,559	$190,984
Federal funds sold	23,900	63,600

Total cash and cash equivalents	148,459	254,584
Investment securities held to maturity	1,170,986	1,366
Investment securities available for sale	1,725,612	2,243,812
Federal Home Loan Bank of New York stock	140,000	164,850
Mortgage-backed securities held to maturity	3,646,758	4,292,444
Mortgage-backed securities available for sale	1,570,762	1,130,257
Loans	10,760,351	8,803,066
Less:
Deferred loan fees	7,405	10,255
Allowance for loan losses	27,210	26,547

Net loans	10,725,736	8,766,264
Foreclosed real estate, net	1,643	1,002
Accrued interest receivable	95,668	80,220
Banking premises and equipment, net	34,482	31,354
Other assets	61,168	67,207

Total Assets	$19,321,274	$17,033,360

Liabilities and Stockholders’ Equity:
Deposits:
Interest-bearing	$10,779,505	$10,057,285
Noninterest-bearing	416,214	396,495

Total deposits	11,195,719	10,453,780
Borrowed funds	6,650,000	5,150,000
Accrued expenses and other liabilities	119,470	100,214

Total liabilities	17,965,189	15,703,994

Common stock, $0.01 par value, 800,000,000 shares authorized; 231,276,600 shares issued, 186,012,681 shares outstanding at September 30, 2004 and 189,835,997 shares outstanding at December 31, 2003	2,313	2,313
Additional paid-in capital	568,461	543,589
Retained earnings	1,538,221	1,396,257
Treasury stock, at cost; 45,263,919 shares at September 30, 2004 and 41,440,603 shares at December 31, 2003	(698,323)	(547,859)
Unallocated common stock held by the employee stock ownership plan	(48,043)	(49,513)
Unearned common stock held by the recognition and retention plan	(8,165)	(9,463)
Accumulated other comprehensive gain (loss), net of tax	1,621	(5,958)

Total stockholders’ equity	1,356,085	1,329,366

Total Liabilities and Stockholders’ Equity	$19,321,274	$17,033,360

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Statements of Income
(Unaudited)

	For the Three Months
	Ended September 30,
	2004	2003
	(In thousands, except per share data)
Interest and Dividend Income:
Interest and fees on first mortgage loans	$138,421	$96,950
Interest and fees on consumer and other loans	2,213	2,084
Interest on mortgage-backed securities held to maturity	42,409	51,554
Interest on mortgage-backed securities available for sale	17,540	12,857
Interest on investment securities held to maturity:
Taxable	14,193	14
Exempt from federal taxes	6	7
Interest and dividends on investment securities available for sale-taxable	18,262	22,360
Dividends on Federal Home Loan Bank of New York stock	858	340
Interest on federal funds sold	359	519

Total interest and dividend income	234,261	186,685

Interest Expense:
Interest on deposits	54,253	50,444
Interest on borrowed funds	56,040	41,552

Total interest expense	110,293	91,996

Net interest income	123,968	94,689
Provision for Loan Losses	225	225

Net interest income after provision for loan losses	123,743	94,464

Non-Interest Income:
Service charges and other income	1,373	1,681
Gains on securities transactions, net	3,526	7,750

Total non-interest income	4,899	9,431

Non-Interest Expense:
Compensation and employee benefits	19,878	17,598
Net occupancy expense	4,044	3,770
Federal deposit insurance assessment	405	402
Computer and related services	529	509
Other expense	4,032	3,332

Total non-interest expense	28,888	25,611

Income before income tax expense	99,754	78,284
Income Tax Expense	37,734	28,021

Net income	$62,020	$50,263

Basic Earnings Per Share	$0.35	$0.28

Diluted Earnings Per Share	$0.34	$0.27

Weighted Average Number of Common Shares Outstanding:
Basic	178,964,733	182,576,472
Diluted	183,724,358	187,918,359

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Statements of Income
(Unaudited)

	For the Nine Months
	Ended September 30,
	2004	2003
	(In thousands, except per share data)
Interest and Dividend Income:
Interest and fees on first mortgage loans	$389,400	$304,477
Interest and fees on consumer and other loans	6,345	6,296
Interest on mortgage-backed securities held to maturity	132,364	167,352
Interest on mortgage-backed securities available for sale	50,200	38,881
Interest on investment securities held to maturity:
Taxable	25,884	48
Exempt from federal taxes	17	17
Interest and dividends on investment securities available for sale-taxable	60,649	54,805
Dividends on Federal Home Loan Bank of New York stock	2,250	4,399
Interest on federal funds sold	970	1,602

Total interest and dividend income	668,079	577,877

Interest Expense:
Interest on deposits	155,453	159,804
Interest on borrowed funds	154,159	122,738

Total interest expense	309,612	282,542

Net interest income	358,467	295,335
Provision for Loan Losses	675	675

Net interest income after provision for loan losses	357,792	294,660

Non-Interest Income:
Service charges and other income	3,849	4,292
Gains on securities transactions, net	8,597	20,549

Total non-interest income	12,446	24,841

Non-Interest Expense:
Compensation and employee benefits	59,349	50,795
Net occupancy expense	11,788	11,213
Federal deposit insurance assessment	1,228	1,165
Computer and related services	1,485	1,190
Other expense	13,275	11,682

Total non-interest expense	87,125	76,045

Income before income tax expense	283,113	243,456
Income Tax Expense	106,446	88,446

Net income	$176,667	$155,010

Basic Earnings Per Share	$0.98	$0.85

Diluted Earnings Per Share	$0.95	$0.83

Weighted Average Number of Common Shares Outstanding:
Basic	180,273,112	182,666,536
Diluted	185,372,444	187,675,640

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Average Balance Sheets
(Unaudited)

	For the Three Months Ended September 30,
	2004				2003
			Average				Average
	Average		Yield/		Average		Yield/
	Balance	Interest	Cost		Balance	Interest	Cost
	(Dollars in thousands)
Assets:
Interest-earnings assets:
First mortgage loans, net (1)	$10,053,014	$138,421	5.51%		$6,735,892	$96,950	5.76%
Consumer and other loans	148,268	2,213	5.97		130,102	2,084	6.41
Federal funds sold	103,830	359	1.38		220,115	519	0.94
Mortgage-backed securities at amortized cost	5,324,117	59,949	4.50		6,071,404	64,411	4.24
Federal Home Loan Bank of New York stock	144,511	858	2.37		163,777	340	0.83
Investment securities at amortized cost	2,874,795	32,461	4.52		2,035,486	22,381	4.40

Total interest-earning assets	18,648,535	234,261	5.02		15,356,776	186,685	4.86

Noninterest-earnings assets	295, 252				356,828

Total Assets	$18,943,787				$15,713,604

Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Savings accounts	$948,515	2,366	0.99		$937,147	2,353	1.00
Interest-bearing demand accounts	3,790,740	21,010	2.20		2,198,166	11,536	2.08
Money market accounts	585,848	1,408	0.96		624,892	1,498	0.95
Time deposits	5,399,202	29,469	2.17		5,923,580	35,057	2.35

Total interest-bearing deposits	10,724,305	54,253	2.01		9,683,785	50,444	2.07
Borrowed funds	6,359,782	56,040	3.51		4,121,739	41,552	4.00

Total interest-bearing liabilities	17,084,087	110,293	2.57		13,805,524	91,996	2.64

Noninterest-bearing liabilities:
Noninterest-bearing deposits	427,877				433,480
Other noninterest-bearing liabilities	124,862				110,725

Total noninterest-bearing liabilities	552,739				544,205

Total liabilities	17,636,826				14,349,729
Stockholders’ equity	1,306,961				1,363,875

Total Liabilities and Stockholders’ Equity	$18,943,787				$15,713,604

Net interest income/net interest rate spread (2)		$123,968	2.45%			$94,689	2.22%

Net interest-earning assets/net interest margin (3)	$1,564,448		2.67%		$1,551,252		2.49%

Ratio of interest-earning assets to interest-bearing liabilities			1.09	x			1.11	x

(1)	Amount is net of deferred loan fees and allowance for loan losses and includes non-performing loans.

(2)	Determined by subtracting the annualized weighted average cost of total interest-bearing liabilities from the annualized weighted average yield on total interest-earning assets.

(3)	Determined by dividing annualized net interest income by total average interest-earning assets.

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Average Balance Sheets
(Unaudited)

	For the Nine Months Ended September 30,
	2004				2003
			Average				Average
	Average		Yield/		Average		Yield/
	Balance	Interest	Cost		Balance	Interest	Cost
	(Dollars in thousands)
Assets:
Interest-earnings assets:
First mortgage loans, net (1)	$9,421,679	$389,400	5.51%		$6,706,822	$304,477	6.05%
Consumer and other loans	140,897	6,345	6.00		127,423	6,296	6.59
Federal funds sold	122,842	970	1.06		199,275	1,602	1.07
Mortgage-backed securities at amortized cost	5,455,954	182,564	4.46		6,063,186	206,233	4.54
Federal Home Loan Bank of New York stock	153,533	2,250	1.95		153,315	4,399	3.83
Investment securities at amortized cost	2,586,558	86,550	4.46		1,552,987	54,870	4.71

Total interest-earning assets	17,881,463	668,079	4.98		14,803,008	577,877	5.21

Noninterest-earnings assets	331,634				331,895

Total Assets	$18,213,097				$15,134,903

Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Savings accounts	$947,351	7,042	0.99		$923,054	8,331	1.21
Interest-bearing demand accounts	3,392,201	54,486	2.15		1,756,908	29,745	2.26
Money market accounts	601,600	4,308	0.96		623,853	5,360	1.15
Time deposits	5,537,205	89,617	2.16		6,047,703	116,368	2.57

Total interest-bearing deposits	10,478,357	155,453	1.98		9,351,518	159,804	2.28
Borrowed funds	5,853,544	154,159	3.52		3,912,729	122,738	4.19

Total interest-bearing liabilities	16,331,901	309,612	2.53		13,264,247	282,542	2.85

Noninterest-bearing liabilities:
Noninterest-bearing deposits	416,808				409,759
Other noninterest-bearing liabilities	122,459				113,179

Total noninterest-bearing liabilities	539,267				522,938

Total liabilities	16,871,168				13,787,185
Stockholders’ equity	1,341,929				1,347,718

Total Liabilities and Stockholders’ Equity	$18,213,097				$15,134,903

Net interest income/net interest rate spread (2)		$358,467	2.45%			$295,335	2.36%

Net interest-earning assets/net interest margin (3)	$1,549,562		2.67%		$1,538,761		2.65%

Ratio of interest-earning assets to interest-bearing liabilities			1.09	x			1.12	x

(1)	Amount is net of deferred loan fees and allowance for loan losses and includes non-performing loans.

(2)	Determined by subtracting the annualized weighted average cost of total interest-bearing liabilities from the annualized weighted average yield on total interest-earning assets.

(3)	Determined by dividing annualized net interest income by total average interest-earning assets.

15

Hudson City Bancorp, Inc. and Subsidiary
Selected Performance Ratios (1)

	For the Three Months
	Ended September 30,
	2004	2003
Return on average assets	1.31%	1.28%
Return on average stockholders’ equity	18.98	14.74
Net interest rate spread	2.45	2.22
Net interest margin	2.67	2.49
Non-interest expense to average assets	0.61	0.65
Efficiency ratio (2)	22.42	24.60
Dividend payout ratio	51.43	50.00
Cash dividends declared per common share	$0.18	$0.14

(1)	Ratios are annualized where appropriate.

(2)	Determined by dividing total non-interest expense by the sum of net interest income and total non-interest income.

	For the Nine Months
	Ended September 30,
	2004	2003
Return on average assets	1.29%	1.37%
Return on average stockholders’ equity	17.55	15.34
Net interest rate spread	2.45	2.36
Net interest margin	2.67	2.65
Non-interest expense to average assets	0.64	0.67
Efficiency ratio (2)	23.49	23.75
Dividend payout ratio	52.04	43.53
Cash dividends declared per common share	$0.51	$0.37

(1)	Ratios are annualized where appropriate.

(2)	Determined by dividing total non-interest expense by the sum of net interest income and total non-interest income.

Hudson City Bancorp, Inc. and Subsidiary
Selected Financial Ratios

	At or For	At or For
	the Nine	the Year
	Months Ended	Ended
	September 30,	December 31,
	2004	2003
Asset Quality Ratios:
Non-performing loans to total loans	0.22%	0.23%
Non-performing assets to total assets	0.13	0.12
Allowance for loan losses to non-performing loans	116.62	131.09
Allowance for loan losses to total loans	0.25	0.30
Capital Ratios:
Average stockholders’ equity to average assets	7.37%	8.73%
Stockholders’ equity to assets	7.02	7.80
Book value per common share	$7.61	$7.33
Regulatory Capital Ratios:
Bank:
Tangible capital	6.60%	7.24%
Leverage (core) capital	6.60	7.24
Total risk-based capital	18.16	20.89

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